Exhibit 23.1

The accompanying financial statements give effect to a 1-for-2 reverse stock split of the common stock of Synacor, Inc., which will take place immediately prior to the effective date of the registration statement. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the 1-for-2 reverse stock split of the common stock of Synacor, Inc. described in Note 13 to the financial statements assuming that from March 29, 2011 to the date of such completion no other material events have occurred that would affect the financial statements or the required disclosures therein.

/s/ Deloitte & Touche LLP

Williamsville, New York

January 30, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 6 to Registration Statement No. 333-178049 of our report dated March 29, 2011 (November 18, 2011 as to Note 6 and 10 and January     , 2012 as to the effects of the reverse stock split described in Note 13), relating to the financial statements of Synacor, Inc. appearing in the Prospectus, which is a part of such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

Williamsville, New York

January     , 2012